SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 16, 2012

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Leap Wireless International, Inc. (the “Company”) approved certain compensation matters for the Company’s executive officers, including for the following named executive officers listed in the proxy statement for the Company’s 2011 annual meeting of stockholders: S. Douglas Hutcheson; Walter Z. Berger; William D. Ingram; and Jeffrey E. Nachbor.

2011 Annual Cash Bonuses

The Compensation Committee approved payment of annual cash bonuses in the following amounts: Mr. Hutcheson, $529,687; Mr. Berger, $273,000; Mr. Ingram, $183,100; and Mr. Nachbor, $164,645. The bonuses were based upon the Company’s financial and operational performance in 2011 as well as the Compensation Committee’s evaluation of the officer’s individual performance.

Salary Increase for CEO

The Compensation Committee approved an increase in Mr. Hutcheson’s annual base salary from $750,000 to $850,000.

Long-Term Incentive Awards

The Compensation Committee approved long-term incentive awards, consisting of stock options, performance-based deferred stock units and performance-based cash awards.

Stock Option Awards. The named executive officers were awarded options to purchase shares of the Company’s common stock in the following amounts: Mr. Hutcheson, 417,000; Mr. Ingram, 62,000; and Mr. Nachbor, 27,000. The options were granted pursuant to the Company’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended (the “2004 Plan”). The options will vest over a four year period in equal 25% annual increments. If an executive’s employment is terminated by the Company other than for “cause” or by the executive for “good reason” (as each term is defined in the applicable award agreement) within 90 days prior to or 12 months following a change in control (as defined in the 2004 Plan), then any unvested options will vest in full and become exercisable on the later of the date of the executive’s termination of employment and the consummation of the change in control.

Performance-Based Deferred Stock Units and Performance-Based Cash Awards. The named executive officers were awarded performance-based deferred stock units and performance-based cash awards. The deferred stock units were granted pursuant to the 2004 Plan, with each deferred stock unit representing the right to receive one share of the Company’s common stock, subject to the performance-based adjustments described below.

The number of shares to be issued with respect to the deferred stock units and the amount of the cash awards to be paid will range from 0% to 200% of the targeted amount of the awards, depending upon the extent to which the Company has met certain performance thresholds, including with respect to the Company’s net customer additions and adjusted operating income before depreciation and amortization (“OIBDA”) for each of 2012 and 2013. The targeted amounts of the deferred stock units and cash awards for the named executive officers are as follows: Mr. Hutcheson, 183,000 units and $850,000; Mr. Ingram, 27,000 units and $450,000; and Mr. Nachbor, 12,000 units and $327,000.

One-half of any shares that are issuable with respect to the deferred stock units and one-half of the cash awards that are earned will vest on or after December 31, 2013, and the remaining one-half of the awards will vest on or after December 31, 2014, in each case subject to the employee’s continued employment with us through that date. If an executive’s employment is terminated by the Company other than for “cause” or by the executive for “good reason” within 90 days prior to or 12 months following a change in control (as defined in the 2004 Plan), then a specified number of shares underlying the units and amount of the cash award will be provided to the executive, depending on when the change of control occurs and the extent of the Company’s achievement of the performance thresholds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: March 22, 2012

	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Senior Vice President, General Counsel & Secretary